Exhibit 10.5

LICENSE AND ASSIGNMENT AGREEMENT

between

ND PARTNERS LLC

and

CORMEDIX, INC.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

LICENSE AND ASSIGNMENT AGREEMENT

This License and Assignment Agreement (hereinafter referred to as this "Agreement"), effective this 30th day of January 2008 (the “Effective Date”), is entered into by and between ND Partners LLC, a Delaware limited liability company having a place of business at One Joy Street, Boston, MA 02108 (“Licensor”), and CorMedix, Inc., a Delaware corporation having a place of business at 86 Summit Avenue, Suite 301, Summit, NJ 07901 (the "Company").

WHEREAS, the Company is interested in obtaining an exclusive license in any and all rights Licensor has in or to the Patent Rights and Know-how in the Field of Use (as defined below) to develop, have developed, make, have made, use, have used, lease, import and export, offer to sell, sell, have sold, produce, manufacture, distribute and market products derived from such technologies in the Field of Use;

WHEREAS, Licensor wishes to grant to the Company an exclusive license in any and all rights Licensor has under the Patent Rights and Know-how, in the Field of Use to make, have made, use, have used, lease, import and export, offer to sell, sell, have sold, produce, manufacture, distribute and market products derived from such technologies in the Field of Use;

WHEREAS, Licensor entered into certain license and consulting agreements relating to the Technology; and

WHEREAS, Licensor desires to assign such agreements to the Company, and the Company desires to receive such assignments as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the premises and the mutual covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

Article 1 Definitions

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1           “Affiliate”

means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2           “Applicable Law(s)”

means, with respect to the United States, the FDCA (as defined below), all regulations promulgated thereunder, and all other applicable laws, rules, regulations and guidelines within the Territory that apply to the import, export, research and development, manufacture, marketing, distribution, or sale of Licensed Products in the Field of Use in the Territory or the performance of either party’s obligations under this Agreement (including disclosure obligations as required by the United States Securities and Exchange Commission or other comparable exchange or securities commissions having authority over a party) to the extent applicable and relevant to such party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.3           “CE Marking”

means the marking on a Licensed Product signifying that the Licensed Product complies with the essential requirements of all applicable European Union directives.

1.4           “Commercially Reasonable Efforts”

means, with respect to Development and commercialization, the carrying out of obligations or tasks using efforts and resources, including reasonably necessary personnel, equivalent to the efforts that a similarly situated biotechnology or pharmaceutical company (as the case may be) would typically devote to a product of similar market potential, profit potential and strategic value and at a comparable stage in development or product life resulting from its own research efforts with a view toward optimizing the economic potential of the Licensed Product, based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in developing the Licensed Product, market size and conditions, competition, the patent or other proprietary position of the Licensed Product, the regulatory structure involved and the potential profitability of the Licensed Product marketed or to be marketed.

1.5           “Company House Marks”

means any trademarks, trade names, domain names, or other names or marks used or registered by the Company or its Affiliates to identify itself at any time during the Term.

1.6           “Competent Authority(ies)”

means collectively the entities in each country in the Territory responsible for (a) the regulation of medicinal products or medical devices, as applicable, intended for human use or the establishment, maintenance and/or protection of rights related to the Patent Rights, including but not limited to the FDA, the European Agency for Evaluation of Medicinal Products (“EMEA”), and the Ministry of Health, Labor and Welfare in Japan, and any other applicable administrative agency in any country in the Territory having the aforementioned responsibilities, and any successor entities thereto, (b) the establishment, maintenance and/or protection of rights related to the Patent Rights, including the United States Patent and Trademark Office (“USPTO”), and (c) any other applicable regulatory or administrative agency in any country in the Territory that is comparable to, or a counterpart of, the foregoing.

1.7           “Control”

means, with respect to any material, information, or intellectual property right, that a party owns or has a license to such material, information, or intellectual property right and has the ability to grant to the other party access, a license, or a sublicense (as applicable) to such material, information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the applicable time.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.8           “Development”

means the Company’s, its Affiliates’ or its Sublicensees’ use of Commercially Reasonable Efforts to secure Marketing Authorizations for Licensed Products in the Territory.

1.9           “DMF”

means a drug master file, as provided for in 21 C.F.R. § 314.420 in the United States, device master file, as defined in 21 C.F.R. § 814.3 in the United States (each as may be amended, supplemented or replaced from time to time), or similar submission to or file maintained with the FDA or other Competent Authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs or medical devices.

1.10           “FDCA”

means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated with respect thereto.

1.11           “FDA”

means the United States Food and Drug Administration and any successor entity thereto.

1.12           “Field of Use”

means the prevention, treatment, diagnosis, detection, monitoring, or predisposition testing of any disease, state or condition in humans or animals.

1.13           “Governmental Approval(s)”

means any and all permits, licenses, approvals, and authorizations required by any Competent Authority as a prerequisite to the development, clinical testing, manufacturing, packaging, marketing, use, import, export or selling of a Licensed Product in the Field of Use in the Territory.

1.14           “IDE(s)”

means an investigational device exemption application as defined in 21 C.F.R. Part 812 in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence clinical testing of a medical device, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.15           “IND(s)”

means an investigational new drug application as defined in 21 C.F.R. Part 312 et seq in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence clinical testing of a drug, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.16            “Improvements”

shall mean any modification, enhancement, or improvement of a Licensed Product, or any inventions, discoveries, improvements (whether patentable or not), information, and data, owned or Controlled by Licensor any time during the Term which would be useful or necessary in the manufacture, use, or sale of any Licensed Product, or the practice of which would infringe an issued or pending claim within the Patent Rights.

1.17           “Know-how”

shall mean all tangible or intangible information and know-how (other than that which is the subject of a Valid Claim in the Patent Rights), whether or not proprietary or patentable (but which has not been patented), related to the Technology, the Licensed Product, or any Improvement or which is useful to or necessary for the Company to develop or commercialize any Licensed Product (including but not limited to: trade secrets, formulations, protocol, results of experimentation, in vitro, preclinical or clinical design, information or results, other proprietary materials, processes, including but not limited to manufacturing processes, data, drawings and sketches, designs, testing and test results, regulatory filings, and other information of a like nature), owned or Controlled by Licensor as of the Effective Date or at any time during the Term.

1.18           “Licensed Product(s)”

shall mean any product, including but not limited to the Technology, which, absent the license granted by Licensor to the Company herein, would infringe one or more Valid Claims included within the Patent Rights in the country in which the product is made, used, leased, imported, exported, offered for sale or sold.

1.19           “Licensed Trademarks”

means any trademarks, trade dress (including packaging design), logos, slogans, domain names and designs, whether or not registered in a country or territory, owned by Licensor and used to identify or promote the Licensed Products.  Schedule 1.19 sets forth a complete list of Licensed Trademarks.

1.20           “Licensor IND(s)/IDE(s)”

means the INDs and IDEs, whether now existing or previously submitted, described on Schedule 1.20, and any filings, updates, material correspondence, or material communications to or from any applicable Competent Authority with respect thereto.

1.21           “Marketing Authorization”

means all necessary and appropriate regulatory approvals, including but not limited to NDAs, PMAs, CE Markings, and/or 510(k)s, as applicable, and reimbursement and pricing approvals, to allow a Licensed Product to be marketed and sold in the Field of Use in a particular country in the Territory.

1.22           “Milestone Payment”

means the payments set out in Article 6.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.23           “NDA”

means a New Drug Application as defined in 21 C.F.R. Part 314.50 et seq. in the United States (as may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence commercial sale and marketing of a drug for human use, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.24           “Net Sales”

shall have the meaning set out below:

1.24.1
“Net Sales” shall mean the total gross invoice amounts for sales or other dispositions for consideration of Licensed Products to customers who are not Affiliates, or are Affiliates, but are end users of the Licensed Products, by or on behalf of the Company or any of its Affiliates or Sublicensees (if applicable), whether invoiced or not, less the following deductions:

(a)	usual trade discounts to customers, including but not limited to cash, quantity and trade discounts, rebates and other price reductions for such Licensed Product given to such customers;

(b)	sales, tariff duties, value-added tax and/or use taxes directly imposed and with reference to particular sales (which does not include income, withholding or similar taxes);

(c)	amounts allowed or credited on charge-backs and/or returns;

(d)	bad debt deductions and uncollectible amounts actually written off during the applicable accounting period, up to a maximum of [*] of the gross invoice amounts for such royalty reporting period;

(e)	outbound transportation prepaid or allowed and transportation insurance;

(f)	packaging, freight, and insurance charges;

(g)	customs duties, surcharges and other governmental charges incurred in exporting or importing such Licensed Product to such customers; and

(h)
wholesaler discounts and chargebacks and rebates granted to (1) managed healthcare organizations, (2) federal, state and/or provincial and/or local governments or other agencies, (3) purchasers and reimbursers, or (4) trade customers, including without limitation, wholesalers and chain and pharmacy buying groups.

If the Company receives non-cash consideration on account of the sale or other transfer of Licensed Products to a third party, the fair market value of such non-cash consideration on the date of the transfer will be the gross invoice price that the Company currently charges independent third parties and shall be deemed the Net Sales for such Licensed Products sold or otherwise transferred.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.24.2	Components of Net Sales (and the deductions listed above) shall be determined in accordance with United States generally accepted accounting principles applied on a consistent basis.

1.24.3
Notwithstanding anything herein to the contrary, the transfer of a Licensed Product to (i) an Affiliate, Sublicensee, or other Third Party in connection with the research, development or testing of a Licensed Product or for purposes of resale, and (ii) to indigent or similar public support or compassionate use programs shall not be considered a sale of a Licensed Product under this Agreement.

1.25          “Patent Rights”

means

1.25.1	all U.S. and foreign patents and patent applications set forth in Schedule 1.25;

1.25.2
any and all U.S. or foreign patents, patent applications, or other rights issuing from, or filed subsequent to the date of this Agreement, based on or claiming priority to or from the applications, patents, and rights listed on Schedule 1.25, including but not limited to continuations, continuations in part, divisionals, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of any of the foregoing, and any patents resulting from any application or right included in Articles 1.25.1 or 1.25.2; and

1.25.3
any other intellectual property rights owned or Controlled by the Licensor at any time during the Term of this Agreement relating to or claiming an Improvement or that Licensor has the ability to license or gains the ability to license to the Company relating to or claiming an Improvement; and any and all US or foreign patents, patent applications, or other rights, including continuations, continuations in part, divisionals, reexaminations, extensions, reissues, substitutions, renewals, supplementary protection certificates, registrations, and confirmations of such rights relating to or claiming, in each case, an Improvement.

The parties shall use Commercially Reasonable Efforts to ensure that Schedule 1.25 shall be amended in writing from time to time to reflect the foregoing, provided that any failure to do so shall not limit the scope of the definition of Patent Rights established above.

1.26           “Person”

means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.27           “PMA”

means a Premarketing Approval application, as defined in 21 C.F.R. Part 814 in the United States (as it may be amended, supplemented or replaced from time to time), or equivalent application to any Competent Authority of any other country in the Territory, to commence commercial sale and marketing of a medical device for human use, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

1.28           “Registration(s)”

means any and all permits, licenses, authorizations, registrations or regulatory approvals (including, but not limited to an IND, IDE, PMA, CE Marking or NDA) required and/or granted by any Competent Authority as a prerequisite to the development, manufacturing, packaging, shipping, marketing and/or selling of any product.

1.29           “Sublicensee”

means a Third Party that has entered in to an agreement with the Company licensing to such Third Party any of the rights granted to the Company by the Licensor pursuant to Article 2.1, or a Third Party that has entered into a license agreement with any such Sublicensee licensing such Third Party the rights granted to the Company by the Licensor and granted to such subsequent Third Party licensee by the Sublicensee.

1.30           “Technology”

means all forms and combinations of Taurolidine and other Taurinamide derivatives (including without limitation such combinations with or without carboxylic acids and/or salts, and with or without heparin) and all forms and combinations of thixotropic gel.  Notwithstanding anything contained herein, Technology shall not include vascular access port technology and catheter technology (the “Excluded Technology”).  For clarity, no Excluded Technology is licensed or assigned to Company pursuant to this Agreement.

1.31           “Term”

has the meaning set out in Article 11.1.

1.32           “Territory”

means the world.

1.33           “Third Party”

mean any Person other than Licensor, Company and their respective Affiliates.

1.34           “Valid Claim”

means any pending or issued claim included within the Patent Rights that has been filed in good faith and has not expired, been withdrawn, permanently revoked, abandoned nor deemed unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

1.35          “510(k)

means a Premarket Notification submitted in accordance with 21 C.F.R. Part 807 in the United States (as it may be amended, supplemented or replaced from time to time), or equivalent notification or application to any Competent Authority of any other country in the Territory, to commence commercial sale and marketing of a medical device for human use, including but not limited to any amendments, supplements, or supporting correspondence with respect thereto.

Article 2 License Grant

2.1          Grant of License

Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company an exclusive license under the Patent Rights and Know-how, with rights to grant sublicenses (as set forth in Article 2.2), to conduct research, develop, have developed, make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market Licensed Products, in the Field of Use in the Territory.

2.2          Sublicenses

2.2.1
The Company shall have the right to grant sublicenses through multiple tiers of any and all rights granted to Company under this Agreement to its Affiliates or Third Parties in the Company’s sole discretion.  All sublicenses granted under this Article 2.2.1 shall survive and be automatically assigned to Licensor upon termination of this Agreement, provided however, Licensor shall not be obligated to incur any obligations in excess of those of Licensor contained herein or therein.

2.2.2
Notwithstanding the foregoing, if the Company believes that Licensor has terminated this Agreement for the primary purpose of doing business directly with the Sublicensee, the termination may be disputed under the provisions of Article 10.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

2.3           Assignment and Assumption of Agreements.

Licensor entered into certain licensing and consulting agreements that relate to the Technology as set forth on Schedule 2.3 (the “Assigned Agreements”).  Subject to Article 11.5.4 hereof, Licensor hereby assigns or otherwise transfers, as of the Effective Date, and the Company hereby assumes, all of Licensor’s rights, obligations and responsibilities under the Assigned Agreements following the Effective Date.  Notwithstanding the foregoing, the parties acknowledge that, by this Agreement, the Licensor is not assigning, and the Company is not assuming, any indemnification or other liabilities or obligations under the Assigned Agreements with respect to any matters occurring prior to the Effective Date or that relate to the acts and omissions of Licensor, and that all liabilities and obligations under the Assigned Agreements that arose prior to the Effective Date or with respect to the acts or omissions of Licensor shall be the sole responsibility of the Licensor, unless otherwise specifically agreed upon within this Agreement.

2.4           Trademark License

Licensor hereby grants to the Company an exclusive license, with the right to grant sublicenses, to use and display the Licensed Trademarks in connection with the marketing, promotion, and sale of Licensed Products in the Field of Use in the Territory, subject to the terms of this Agreement.

2.5           Covenant Regarding Competing Products

During the Term, neither Licensor nor its Affiliates shall (i) engage, directly or indirectly, in the development or commercialization of products within the Antimicrobial Field (as defined below), or (ii) actively participate in the management of any company engaged in the development or commercialization of products within the Antimicrobial Field (“a Competitive Company”); provided, however, that the foregoing shall not preclude Licensor from holding an equity investment in a Competitive Company that does not constitute a controlling interest in such Competitive Company.  As used herein, “Antimicrobial Field” means the research, development, testing or sale of: (a) compositions, methods or designs that provide or enhance antimicrobial protection for medical devices and/or fluid conduits, or (b) treatments, formulations, or methods of use comprising Taurolidine and other Taurinamide derivatives.

Article 3 Technology and Regulatory Transfer

3.1           Technology and Regulatory Transfer

Promptly following the execution of this Agreement, Licensor shall make available to the Company during regular business hours, at the facilities of Licensor or its third party contractor, originals or copies of all Know-how (including but not be limited to all pre-clinical or clinical data, trade secrets, human safety data, preliminary efficacy data, and other regulatory data related to any Licensed Product in its possession) Controlled by Licensor.  Company shall have the opportunity to copy or remove from the premises any such materials, at its own cost and expense, and will notify Licensor in writing once Company has copied or removed all Know-How desired by Company.  Company shall complete its review and removal of such materials within four (4) weeks following the date upon which such materials are made available by Licensor.  Licensor, in Licensor’s sole discretion and at Licensor’s sole cost and expense, shall maintain or dispose of any materials remaining in such facility after Company provides such notice.  Upon execution of this Agreement, Licensor hereby assigns all right, title, and interest in the Licensor IND(s)/IDE(s) relating to the Licensed Products in the Field of Use to the Company, free and clear of all liens, claims, and encumbrances.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Licensor shall, at the Company’s sole cost, take any and all actions requested by the Company to effect the purposes of the foregoing as promptly as practicable following the execution of this Agreement, which shall include but not be limited to preparing and filing whatever filings, requests or applications are required or deemed advisable by the Company to be filed with any Regulatory Authority, if any, in connection with the assignment of the Licensor IND(s)/IDE(s) (including but not limited to, if applicable with respect to the FDA, a “transfer of ownership letter”). Such actions shall include providing the Company with:

a.	copies of all regulatory submissions;

b.	any communications with Competent Authorities and the minutes of any meetings with Competent Authorities relating to any Licensed Product;

c.	DMFs and any trial, drug, device, or other master files relating to any Licensed Product, including copies of all case report forms;

d.	copies of all listings and tables of results from the clinical trials relating to any Licensed Product;

e.	copies of all treatment-related serious adverse event reports from the clinical trials relating to any Licensed Product;

f.	any retained samples of materials used in clinical trials relating to any Licensed Product;

g.
access to contract and clinical research organizations (to the extent the Licensor is able using Commercially Reasonable Efforts) involved in the preclinical studies and clinical trials relating to any Licensed Product;

h.	the data, files and results of any chemistry, manufacturing, or control-related activities regarding any Licensed Product.

Article 4 Regulatory Compliance

4.1          Ownership and Maintenance of Governmental Approvals

4.1.1
The Company may obtain, in its own name, all Marketing Authorizations for each country in the Territory for Licensed Products. Without limiting the generality of the foregoing, the Company shall prepare and submit in its own name and at its expense PMAs with the FDA in the U.S. and any other equivalent application with the Competent Authorities in other countries in the Territory.

4.1.2
The Company shall secure and maintain in good standing, at its sole cost and expense, any and all Governmental Approvals (including, Marketing Authorizations, licenses, permits and consents, facility licenses and permits required by Applicable Laws or by the applicable Competent Authorities) necessary and/or required for the Company to perform its obligations under this Agreement and use Commercially Reasonable Efforts at its cost and expense to secure and maintain any variations and renewals thereof.  Licensor shall promptly notify Company of any written or oral notices received from, or inspections by, any Competent Authority relating to any such Governmental Approvals.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

4.2           Rights of Reference

Licensor shall grant and hereby grants the Company a free-of-charge right to reference and use and have full access to all preclinical and clinical data, information, and results, Governmental Approvals, and all other regulatory documents relating to or useful for the Development of the Technology and Licensed Products in the Field of Use, including but not limited to any IND, IDE, PMA, 510(k), NDA, DMF (whether as an independent document or as part of any Governmental Approval), and all chemistry, manufacturing and controls information, and any supplements, amendments or updates to the foregoing, where such regulatory documents are owned or Controlled by Licensor (for the purposes of this Article, the “Right of Reference”). The Company may license the Right of Reference to Affiliates and to Sublicensees.

4.3           Access to Manufacturers

Licensor grants to the Company a free-of-charge right to access (to the extent it has such right) any suppliers of any form, component, or ingredient of or precursor to the Technology or any Licensed Product, and shall, if and as requested by the Company and at the Company’s sole cost, reasonably assist Company in establishing supply relationships with such suppliers and/or assigning any relevant supply agreements to the Company.

Article 5 Development and Commercialization

5.1           Development

The Company shall, at its sole expense, use Commercially Reasonable Efforts, itself or through the activities of its Sublicensees and Affiliates, to perform the Development and secure the Marketing Authorizations for Licensed Products.  The Company’s Development program shall include preclinical and clinical development of Licensed Products, including research and development, manufacturing, and laboratory and clinical testing throughout the Term of the License.

5.2           Commercialization

The Company shall, at its sole expense, promptly following receipt of the necessary Marketing Authorizations, use Commercially Reasonable Efforts to, itself or through the activities of its Sublicensees and Affiliates, promote, market, sell and commercialize thereafter, Licensed Products in the Territory within the Field of Use.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.3          Use of Trademarks

Company will be solely responsible for the selection of all trademarks for use on or in connection with Licensed Products marketed and sold by the Company and its Sublicensees and Affiliates (such marks, the “Product Trademarks”), will be the sole owner of any Product Trademarks other than the Licensed Trademarks, including any Company House Marks, will be responsible for the filing, prosecution, maintenance and defense of all registrations of the Product Trademarks, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of the Product Trademarks.  If Company, in its sole discretion, elects to use a Licensed Trademark in connection with the promotion of a Licensed Product, then Company shall use such mark in accordance with any trademark usage guidelines provided by the Licensor.  Use of any such Licensed Trademarks shall not give Company any right to such trademarks, other than as expressly set forth in this Agreement.  Company acknowledges and agrees that the goodwill generated by its use of the Licensed Trademarks will inure solely to the benefit of Licensor.  Licensor acknowledges and agrees that the goodwill generated by the Company’s use of any Product Trademarks other than Licensed Trademarks will inure solely to the benefit of the Company. Company agrees not to use or file any application to register any trademark or trade name that is confusingly similar to any Licensed Trademarks.  Licensor agrees not to use or file any application to register any trademark or trade name that is confusingly similar to any Product Trademarks (other than Licensed Trademarks) or Company House Marks.

Article 6 Fees and Other Consideration

6.1           Milestone Payments

As further consideration for the license granted hereunder, the Company will make the following one- time Milestone Payments to Licensor (or to such Third Parties as Licensor may direct).

6.1.1	Three Hundred Twenty-Five Thousand Dollars ($325,000) upon execution of this Agreement;

6.1.2	[*];

6.1.3	[*];

6.1.4	[*]; and

6.1.5	[*].

Each of the Milestone Payments described above shall only be paid once upon their respective accomplishments, regardless of the number of times such milestones are achieved by one or more Licensed Products.

6.2           Equity Consideration

Upon execution of this Agreement, the Company shall issue to Licensor certain shares of its Common Stock, par value $.001 per share, pursuant to a Subscription Agreement, in the form attached hereto as Exhibit 6.2.1(a), which the parties shall execute simultaneously with the execution of this Agreement, and subject to the terms and conditions as set forth in a Stockholder Agreement in the form attached hereto as Exhibit 6.2.1(b), between Company, Licensor, and other Third Party signatories thereto (the “Stockholder Agreement”).  Upon execution of this Agreement, the Company and Licensor shall enter into an Escrow Agreement in the form attached hereto as Exhibit 6.2.1(c) pursuant to which the Company shall place into escrow certain shares of its Common Stock, par value $.001 per share, to be released pursuant to the terms of such Escrow Agreement (the “Escrowed Shares”).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

6.3           Place of Payment, Taxes and Conversions

All payments under this Agreement shall be paid in United States dollars, unless otherwise required by law, at such place as Licensor may reasonably designate consistent with Applicable Laws and regulations. Any taxes, duties, or other levies which the Company, its Affiliate or any Sublicensee shall be required by law to pay or withhold on remittance of any payment(s) to Licensor due under this Agreement shall be deducted from such payment(s) to Licensor. Any such taxes, levies, or duties required under Applicable Law to be paid or withheld on remittance of any payment(s) paid to Licensor under this Agreement shall be an expense of, and borne solely by, Licensor, provided the Company sends to Licensor proof of any such taxes, duties or other levies withheld and paid by the Company for the benefit of Licensor, and further provided, the Company cooperate, at Licensor’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.  If any currency conversion shall be required in connection with payments hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the reporting period to which such payments relate.

6.4           Time for Payment

6.4.1 Milestone Payments payable to Licensor shall, notwithstanding the use of the word “upon” throughout Article 6.1, become due and payable within [*] after achievement of the indicated milestone.

6.4.2 The Company shall not be required to make a report pursuant to Article 7.2 until the occurrence of the first commercial sale of a Licensed Product.

6.5           Interest

Amounts which are not paid when due shall accrue interest from the due date until paid, at a rate equal to the then prevailing prime rate of Citibank, N.A., plus [*].

Article 7 Reports and Records

7.1           Records and Audits

The Company shall keep full, true and accurate books of account containing all particulars that may be reasonably necessary for the purpose of allowing Licensor to determine if any Milestone Payments are payable hereunder or if any Escrowed Shares are to be released hereunder. Said books of account shall be kept at the Company’s principal place of business and the supporting data shall be opened up to Licensor once per quarter upon reasonable notice to the Company for inspection by Licensor’s internal audit division or by another designated auditor selected by Licensor, except one to whom the Company has reasonable objection, for the purpose of verifying the Company’s Statement (as defined below) or compliance in other respects with this Agreement. If an inspection shows an under-reporting or underpayment of the milestone payable, then the Company shall reimburse Licensor for the reasonable, documented cost of the inspection and, if such underreporting delayed the payment of any Milestone Payment or the release of any Escrowed Shares, Company shall also pay  any late charges as required by Article 6.5 of this Agreement. Said books of account and the supporting data shall be made available to Licensor for three (3) years following the expiration of the Term. All payments required under this Article 7.1 shall be due within [*] days of the date Licensor provides the Company notice of the payment due.  Licensor shall cause its accounting firm to retain all financial information subject to review under this Article 7.1 in strict confidence; provided, however, that the Company shall have the right to require that the Licensor’s accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information.  The accounting firm may disclose to Licensor any information that directly relates to the determination of whether any Milestone Payments are payable hereunder or if any Escrowed Shares are to be released hereunder, together with any related computations prepared by the accounting firm.  The accounting firm may not share any other information about the Company with Licensor.  Licensor shall treat all such financial information as Company’s Confidential Information.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.2          Statements

Within [*] from the end of each calendar quarter, the Company shall deliver to Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during such period under this Agreement as shall be pertinent to an accounting of payments that may be due to Licensor under this Agreement or the release of Escrowed Shares hereunder (the “Statement”).  Delivery of Statements shall conclude upon achievement of the last milestone set forth in Articles 6.1 and 6.2, provided that a Statement for the calendar quarter in which such milestone is achieved shall be provided. The Statement shall include at least the following:

7.2.1	Net Sales for each Licensed Product by the Company, each Affiliate, and each Sublicensee

7.2.2	cumulative Net Sales for the applicable calendar quarter;

7.2.3	a breakdown of deductions applicable in computing Net Sales and taxes paid or withheld, if any;

7.2.4	names and addresses of all Sublicensees and Affiliates of the Company; and

7.2.5	a copy of each report from each Sublicensee as may be pertinent to an accounting of payments that may be due to Licensor or the release of Escrowed Shares hereunder.

7.3          Confidential Treatment of Reports

Licensor agrees to hold in confidence each Statement delivered by the Company pursuant to this Article 7 for a period of seven (7) years following termination of this Agreement. Notwithstanding the foregoing, Licensor may disclose any such information required to be disclosed to its representatives and legal and  financial advisors (subject to the restrictions set forth in Article 15) and in its financial statements or as required by any stock exchange or similar regulatory authority, or pursuant to any Applicable Laws, provided that Licensor take reasonable steps to provide and assist the Company with the opportunity, where reasonably appropriate, to (i) contest such subpoena, requirement or order or (ii) seek protective or confidential treatment thereof, including but not limited to reasonable advance notice to the Company of any such required disclosure, to the extent reasonably practicable.  The Licensor understands that it is the intention of the Company to become publicly traded and that any information disclosed to Licensor under this Agreement, including the Statement, may be deemed “material non-public information” under state and federal securities laws.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Article 8 Patent Prosecution and Maintenance

8.1           Prosecution and Maintenance

Following the Effective Date, the Company shall, at its expense, use Commercially Reasonable Efforts to file, prepare, prosecute and maintain the Patent Rights (as the same may be amended or supplemented in writing from time to time after the date hereof), including, but not limited to, the filing of patent applications, extensions, continuations, continuations in part, divisionals, re-examinations, or re-issue applications that the Company determines may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder.  The Company shall control such prosecution and maintenance, using counsel of its choosing, in the name of Licensor, and agrees to keep Licensor reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with Licensor and take into account Licensor’s reasonable comments and requests with respect thereto prior to the filing of any such documents.  Licensor shall promptly notify Company in writing and reasonable detail of any Improvements and assist Company in filing, prosecuting, and maintaining, in Licensor’s name, Patent Rights claiming the same.  Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement and the Licensor shall execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Article 8.

8.2           Patent Term Extensions

The Company shall promptly notify Licensor of the issuance of each Governmental Approval and, where reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, use Commercially Reasonable Efforts to apply or enable Licensor to apply for a patent term extension, adjustment or restoration, supplementary protection certificate, or other form of market exclusivity conferred by Applicable Laws (collectively, “Patent Term Extensions”) in the relevant country of the Territory.  Licensor shall, to the extent reasonably possible and reasonably useful or valuable in the commercialization of Licensed Products, use Commercially Reasonable Efforts to, if and as requested by the Company, and at the Company’s expense, obtain (or assist the Company in obtaining) all available Patent Term Extensions. The Parties shall cooperate with each other in obtaining Patent Term Extensions wherever and whenever applicable, reasonably possible to obtain, and reasonably useful or valuable in the commercialization of Licensed Products.

8.3           Abandonment

The Company may, in its discretion, elect to abandon any patent applications or issued patent in the Patent Rights.  Following such abandonment, Licensor shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such patent or patent application under its own control and at its own expense and such patent or patent application shall thereafter be excluded from the definition of Patent Rights for purposes of this Agreement (and, as between the parties hereto, such abandoned patent applications or issued patent in the Patent Rights shall, at the election of the Licensor, become the sole and exclusive property of the Licensor).  Prior to any such abandonment, the Company shall give Licensor at least ninety (90) days notice, where practical, and a reasonable opportunity to take over prosecution of such patent or patent application.  The Company agrees to cooperate in such activities including execution of any documents necessary to enable Licensor to retain ownership and control of such patent or patent application.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Article 9 Infringement, Enforcement and Other Actions

9.1	Notice of Infringement of Patent Rights

The Company and Licensor shall promptly provide written notice, to the other party, of any alleged infringement or any challenge or threatened challenge to the validity, enforceability or priority of any of the Patent Rights, and provide each other with any available evidence of such infringement, challenge or threatened challenge by a Third Party of the Patent Rights and provide such other party with any available evidence of such infringement.

9.2	Prosecution or Defense of Patent Rights

During the Term, the Company shall have the first right and the obligation, to take appropriate action (in the discretion of its board of directors) to enforce the Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action pertaining to Patent Rights, with respect to any potential, threatened, alleged, or actual infringement of, or challenge, to, the Patent Rights, at its own expense and with counsel of its choosing. In furtherance of such right, Licensor hereby agrees that the Licensor may join Company as a party in any such suit (and will join at the Company’s request), provided that the Company pay all of Licensor’s reasonable, documented out-of-pocket expenses with respect thereto. If, within twelve (12) months of the written notice provided for in Article 9.1, the Company (i) shall have been unsuccessful in persuading the alleged infringer to desist or (ii) shall not have brought and shall not be diligently prosecuting an infringement action as a result of its board of directors’ good faith  determination that such action is not in the Company’s best interest, then Licensor shall then have the right to bring suit to enforce such Patent Rights, at its own expense; provided, however, that, within thirty (30) days after receipt of notice of Licensor’s intent to file such suit, Company shall have the right to jointly prosecute such suit and to fund up to one-half (½) the costs of such suit in exchange for a commensurate share of the proceeds of such suit.  Subject to the effects of the foregoing in the event the Company exercises the aforementioned right, any recovery of damages or amounts received in settlement pursuant to this Article 9.2 shall be allocated pursuant to Article 9.5 below.

9.3	Infringement by Licensed Product

In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any Sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a Third Party, the Company shall give written notice thereof to Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, provided that any final disposition of the litigation that will restrict the claims in or admit any invalidity of any Patent Rights(s) shall not be made without consultation with and approval by Licensor, such approval not to be unreasonably withheld. Otherwise, the Company shall have the first right and obligation, to defend any such claim or suit. If the Company has, based on its board of directors’ good faith determination, not exercised such right to defend or entered into settlement discussions concerning such alleged infringement within the sooner of (i) twelve (12) months of the assertion of such a claim or (ii) thirty (30) days of the filing of such a suit, or if the Company notifies Licensor that it has decided not to undertake such defense or enter into settlement discussions with respect to its alleged infringement as a result of its board of directors’ good faith determination that such action is not in the Company’s best interest, then Licensor shall then have the right, but not the obligation, to defend such alleged infringement, at its sole expense, provided however that no settlement affecting Patent Rights will be agreed upon without Company’s prior written consent.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.4	Control of Infringement Action

The party controlling any action, suit, or defense under Article 9.2 or 9.3 (the “Controlling Party”) shall be free to enter into a settlement, consent judgment, or other voluntary disposition of any such action, provided, however, that (i) the Controlling Party shall consult with the other party (the “Secondary Party”) prior to entering into any settlement thereof and (ii) any settlement, consent judgment or other voluntary disposition of such actions which (1) materially limits the scope, validity, or enforceability of any Patent Rights or, if the Company is the Secondary Party, patents or patent applications owned or Controlled by the Company, (2) subjects the Secondary Party to any non-indemnified liability, payment obligation, or injunction, or (3) admits fault or wrongdoing on the part of the Secondary Party must be approved in writing by the Secondary Party, such approval not to be unreasonably withheld.  The Secondary Party shall provide the Controlling Party notice of its approval or denial of such approval within fifteen (15) business days of any request for such approval by the Controlling Party, provided that (i) in the event the Secondary Party wishes to deny such approval, such notice shall include a written description of the Secondary Party’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (ii) the Secondary Party shall be deemed to have approved such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such fifteen (15) business day period.

9.5	Allocation of Damages Recovered

Any recovery of damages or amounts received in settlement by Company or its Affiliates under Article 9.2 or 9.3 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company and Licensor relating thereto, with the balance remaining from any such recovery or settlement being allocated as follows: (i) amounts reasonably attributable to lost profits on Licensed Products shall be treated as Net Sales by the Company and (ii) the remaining balance shall be retained by the Company.  Any recovery of damages or amounts received in settlement by Licensor under Articles 9.2 or 9.3 shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company and Licensor relating thereto, with the balance remaining from any such recovery being allocated as follows: (i) any amounts reasonably attributable to any intellectual property rights of the Company (other than those licensed or assigned to the Company hereunder) being paid to Company and (ii) the remaining balance shall be retained by the Licensor.

9.6	Cooperation

In any suit to enforce and/or defend the Patent Rights pursuant to this Agreement, or defend against any alleged infringement of Third Party intellectual property rights by the manufacture, use, sale, or import of a Licensed Product, the Secondary Party shall, at the request and expense of the Controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Article 10 Dispute Resolution

10.1	Disputes

10.1.1
The parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either party’s rights and/or obligations hereunder or to the interpretation, performance, breach, or termination of this Agreement (a “Dispute”). It is the objective of the parties to establish procedures to facilitate the resolution of a Dispute in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 10 if and when a Dispute arises under this Agreement.

10.1.2
A Dispute among the parties will be resolved as recited in this Article 10. Any Disputes relating to or arising under this Agreement shall be promptly presented to the Chief Executive Officers of Licensor and the Company, or their respective designees (who must be members of a party’s senior management) for resolution. From the date of referral of a Dispute to the Chief Executive Officers or their designees of the parties and until such time as any matter has been resolved by the parties or has been finally settled by arbitration hereunder, the running of the cure periods (if any) as to which a party must cure a breach that is part of the subject matter of any Dispute shall be suspended. In the event that the Chief Executive Officers of Licensor and the Company, or their respective designees, cannot after good faith negotiations resolve the Dispute within forty-five (45) days (or such other period of time as mutually agreed to by the parties in writing) of being requested by a party to resolve a Dispute, the parties agree that such Dispute shall be resolved by binding arbitration in accordance with this Article 10.1.

10.1.3
If a party intends to begin arbitration to resolve such Dispute, such party shall provide written notice (the “Arbitration Notice”) to the other party informing such other party of such intention and the issues to be resolved. Any arbitration hereunder shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”; such rules, the “AAA Rules”), except as modified herein. The arbitration shall be conducted by a panel of three (3) independent, neutral arbitrators that are industry experts experienced in the issues comprising the Dispute and have no past, present or reasonably anticipated future affiliation with either party (the “Panel”).  Company and Licensor shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator.  In the event either party fails to select its arbitrator within such ten (10) day period, the arbitrator selected by the other party within such ten (10) day period shall be entitled to select such arbitrator.  The arbitration shall take place in New York, New York and be conducted in English. The Panel shall apply the laws of the State of New York, without regard to its conflicts of laws provisions. The Panel shall issue appropriate protective orders to protect each party’s Confidential Information. If a party can demonstrate to the Panel that the complexity of the issue or other reasons warrant the extension of one or more timetables in the AAA Rules, the Panel may extend such timetables but in no event shall the proceeding extend more than twelve (12) months from the date of filing of the arbitration notice with the AAA. The Panel’s decision shall be in writing. The Panel shall have the authority to award any remedy allowed by law, including but not limited to compensatory damages, pre-judgment interest, and punitive or other damages. Each party shall bear its own costs, fees and expenses in the arbitration and shall share equally the Panel’s fees, unless the Panel determines that its fees are to be paid by the non-prevailing party.  Notwithstanding anything to the contrary, without prejudice to the above procedures, either party may seek, in a court of competent jurisdiction, injunctive relief or other provisional judicial relief if, in its reasonable judgment, such action is necessary to avoid irreparable damage or otherwise enforce its rights hereunder

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

10.2	Performance to Continue

This license shall remain in full force and effect until a Dispute is resolved. Each party shall continue to perform its obligations, and shall be permitted to continue to exercise its rights, under this Agreement pending final resolution of any Dispute arising out of or related to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

10.3	Determination of Patents and Other Intellectual Property

Notwithstanding Article 10.1, any dispute relating to the ownership, scope, validity or infringement of intellectual property rights (including any determination of validity of claims, infringement or claim interpretation relating to Licensor’s Patent Rights) shall be submitted exclusively to the courts.

10.4	Statute of Limitation and Time-Based Defenses Tolled

All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any arbitration proceedings are pending and during any arbitration proceedings.  The parties shall cooperate in taking any actions necessary to achieve this result.

Article 11 Term and Termination

11.1	Term

This Agreement shall become effective on the Effective Date and shall expire on a country-by-country basis upon the earlier of (i) the date of the expiration of the last to expire Valid Claim contained in the Patent Rights in such country in the Territory or (ii) the payment and release of all amounts due under Articles 6.1 and 6.2 (the “Term”), unless earlier terminated as provided in Articles 11.2 or 11.4.

11.2	Termination for Material Breach

Upon any material breach or default of this Agreement by the Company (including but not limited to non-payment), Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by giving sixty (60) days prior written notice to the Company. If said breach is incapable of being cured, or if upon the expiration of the sixty (60) day period, if the Company shall not have cured such breach or default, this Agreement shall, at the option of Licensor, terminate upon written notice of Licensor.   In the event of a bona fide dispute over any material breach, the parties shall attempt to resolve such dispute in accordance with Article 10.  Notwithstanding anything herein to the contrary, if the nature of the breach is such that additional time is reasonably needed to cure such breach, and Company has commenced and continues with good faith diligent efforts to cure such breach, then Licensor shall provide Company with additional time in which to cure such breach.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

11.3	Expiration of Term on a Country by Country Basis

Upon the expiration of the Term in each country in the Territory, the Company will have an irrevocable, perpetual, fully paid-up, royalty-free exclusive license, with rights of sublicense (through multiple tiers), under all rights granted under this Agreement to conduct research, develop, have developed, make, have made, use, have used, import, have imported, export, have exported, offer for sale, have sold, sell, produce, manufacture, distribute and market Licensed Products in such country.

11.4	Termination by Company

The Company shall have the right at any time to terminate this Agreement in its entirety or on a country-by-country basis by giving sixty (60) days notice thereof in writing to Licensor, following a good faith determination by the Company’s Board of Directors not to proceed with the development of Licensed Products.

11.5	Consequences of Termination

Upon the termination of this Agreement by either party, the following shall occur:

11.5.1
Subject to Article 11.5.2, the Company and its Affiliates (as the case may be) shall have no right to practice within the Patent Rights or use any of the Patent Rights and Know-how, and all rights, title or interest in, or other incidents of ownership under the Patent Rights and Know-how shall revert to and become the sole property of Licensor, and the licenses granted under Article 2.1 shall automatically terminate.

11.5.2
Notwithstanding Article 11.5.1, if this Agreement is terminated other than pursuant to Article 11.4, the Company and its Affiliates shall have the right, at the Company’s sole discretion, to sell all completed Licensed Products and complete (or have completed) any Licensed Products in the process of manufacture at the time of such termination and sell the same, in each case for a period not to exceed six (6) months after the effective date of such termination.  All such sales of Licensed Products by the Company and its Affiliates shall be included in Net Sales.  If the Company and its Affiliates elect not to sell off any such inventory of Licensed Products, then the Company shall, at Licensor’s election, transfer and deliver, all Licensed Products (including those in the process of manufacture at the time of such termination) to the Licensor, who shall pay the Company (i) the fair market value therefor if the termination is as the result of Licensor’s breach of this Agreement and (ii) [*]% of the fair market value if this Agreement or any provisions of this Agreement are terminated by the Company for any other reason.  Following such transfer, the Licensor shall have the right to sell all completed Licensed Products (and retain all proceeds therefrom).

11.5.3
Notwithstanding anything to the contrary, each sublicense granted under this Agreement by the Company or its Affiliates to a Sublicensee shall, to the extent not imposing obligations on Licensor in excess of those contained herein, survive such termination and be automatically assigned to Licensor as provided for in Article 2, in order to provide for the applicable Sublicensees’ continued enjoyment of their rights under such sublicenses.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

11.5.4
Upon any termination of this Agreement, other than due to the Licensor’s material breach: (i) for no additional consideration, the Company will assign or otherwise transfer, and the Licensor will assume, all of the Company’s rights, obligations and responsibilities under the Assigned Agreements as of the effective date of such termination, but excluding the Exclusive License and Consulting Agreement between Licensor and Hans-Dietrich Polaschegg, dated as of April 29, 2005, and (ii) the parties will enter into a mutually agreeable arrangement for a royalty-bearing non-exclusive or exclusive license (as may be negotiated by the parties) under any modifications, enhancements, or improvements of a Licensed Product, or any Company Inventions (as defined below), to make, use, sell, offer for sale, and import Licensed Products (collectively, the “Reversion”). As used above, “Company Inventions” means any inventions, discoveries, improvements (whether patentable or not), information, and data, and any related patent rights, in each case that are owned or Controlled by the Company as of the effective date of such termination and which are used in or would be infringed by the manufacture, use, or sale of any Licensed Product as conducted as of such termination effective date. For clarity, Licensor shall not assume any indemnification or other liabilities or obligations under the Assigned Agreements that occurred or arose from transactions occurring or actions or inactions prior to the Reversion but after the Effective Date that arose under or in connection with this Agreement (“Company Liabilities”). Company Liabilities shall be the sole responsibility of the Company. If, following good faith negotiations, the parties are unable to agree on mutually agreeable terms with respect to the license described in clause (ii) above within ninety (90) days following the effective date of termination of this Agreement, then the parties shall submit such dispute for final resolution to mediation in New York, NY (with the mediator being mutually acceptable to the parties hereto), with the cost thereof being shared equally by the Company and the Licensor. In no event shall the termination of this Agreement result in any forfeiture or loss of any equity securities of the Company that are issued to Licensor pursuant to Section 1 of the Subscription Agreement.

11.5.5
If such termination was made by the Company pursuant to Article 11.4 then the payments described in Article 6.1 and Article 6.2 shall survive any such termination solely with respect to products the manufacture, use or sale of which would infringe one or more issued patents licensed pursuant to the Exclusive License and Consulting Agreement between Licensor and Hans-Dietrich Polaschegg, dated as of April 29, 2005. Such payments shall be made pursuant to the terms of Articles 6.3, 6.4 and 6.5.

11.6	Partial Termination

Upon the early termination of this Agreement by either party in respect of a country, the terms of Article 11.5 shall apply in respect of such country; provided, however, that the Company shall use Commercially Reasonable Efforts to sell any Licensed Products located in such country that have not yet been sold in another country in which it is marketing the Licensed Products.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

11.7	Survival

Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination, and the following provisions shall survive such termination: Articles 6 (solely to the extent expressly provided in Section 11.5.5), 7, 9 (with respect to infringement occurring prior to such termination), 10, 11, 13, 14, 15, and 16.

Article 12 Representations and Warranties

12.1	Licensor Warranties

Except as is set forth on the Disclosure Schedule prepared and delivered by Licensor to the Company, Licensor represents and warrants that, except as described on Schedule 12.1:

12.1.1
Licensor owns all right, title, and interest in and to the Patent Rights and Know-how, including the exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.  As of the Effective Date, the Patent Rights are existing and, to the best of Licensor’s knowledge, are valid and enforceable, in whole or in part.

12.1.2	There is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Patent Rights or Know-how or their use.

12.1.3
The US and foreign patent applications and patents itemized on Schedule 1.25 set forth all of the patents and patent applications necessary or useful for practicing the Technology in the Field of Use owned by or licensed to Licensor on the Effective Date.

12.1.4
The Licensor is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.  The Licensor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby by the Licensor have been duly authorized by all necessary action on the part of the Licensor.  This Agreement has been duly executed and delivered by the Licensor and, subject to the due authorization, execution and delivery of this Agreements by the Company, this Agreement constitutes a valid and binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

12.1.5
No consent, approval or authorization of, or declaration or filing with, any Governmental Authority or other Third Party (a “Consent”) is required on the part of the Licensor in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.1.6
There are no suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of the Licensor, threatened against or affecting the Licensor with respect to Licensed Products or the Patent Rights.  No Person has notified the Licensor in writing of any material claim against the Licensor alleging any personal property or economic injury, loss or damage incurred as a result of or relating to the use of the Technology or any Licensed Products.  There is no judgment, order, injunction, decree, writ or award against the Licensor that is not satisfied and remains outstanding with respect to the Technology, Patent Rights, or any Licensed Product.

12.1.7
Schedule 12.1.7 hereto sets forth a true and complete list of each license, contract or other agreement (together with certain other agreements and any amendments to any of the foregoing) to which the Licensor is a party or by or to which any property of the Licensor is otherwise bound or subject that relates to the Licensed Products or the Patent Rights, including but not limited to the Assigned Agreements (collectively, the “Material Agreements”).  True and complete copies of all Material Agreements have been previously delivered to the Company.  Each of the Material Agreements is valid, binding and in full force and effect, and enforceable by the Licensor, in each case in accordance with its respective terms.  No Person (other than the Licensor) that is a party to any Material Agreement or is otherwise bound thereby is, to the knowledge of the Licensor, in default or breach thereof and no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to such a default or breach thereof or a right of cancellation by the Licensor thereunder.  The Licensor is not in default or breach in any material respect of any of the Material Agreements and, no event, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or breach by the Licensor thereof or a right of cancellation thereunder by any other party thereto.   Except as set forth on Schedule 12.1.7, each Assigned Agreement is assignable by Licensor to the Company without the Consent of any other person.

12.1.8
To the knowledge of the Licensor, none of the Patent Rights, Licensed Products, or Technology, nor the practice, development, use, manufacture, sale, or import of any of the foregoing, infringes or conflicts in any material respect with, and the Licensor has not received any notice of infringement of, or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any Third Party and, to the knowledge of the Licensor, there has not been and is not currently any infringement or unauthorized use by any Third Party of any of the Patent Rights, Technology, Know-how, or Licensed Products.  Except as provided herein, the validity or enforceability of any of the Patent Rights and or the title of the Licensor thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Licensor is a party and, to the knowledge of the Licensor, no such litigation, governmental inquiry or proceeding is threatened.

12.1.9
Licensor owns all right, title, and interest to the Licensor IND(s)/IDE(s) free and clear of all liens, claims, and encumbrances, the Licensor IND(s)/IDE(s) constitute the only INDs, IDEs, or regulatory filings of any kind concerning any Licensed Product, and there are no Governmental Approvals in place or effective in any jurisdiction with respect to any Licensed Product.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

12.2	Company Warranties

The Company represents and warrants that:

12.2.1  The Company is a corporation duly formed, validly existing and in good standing under the laws of Delaware.  The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance and consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, subject to the due authorization, execution and delivery of this Agreements by the Licensor, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

12.2.2  No consent, approval or authorization of, or declaration or filing with, any Competent Authority, other governmental authority, or other Third Party is required on the part of the Company in connection with its execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

Article 13 Limitation of Liability, Indemnity

13.1	NO IMPLIED WARRANTIES

EXCEPT AS SET FORTH IN ARTICLE 12, LICENSOR DOES NOT MAKE AND EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.2	Indemnity

13.2.1
The Company agrees to defend, indemnify and hold harmless Licensor, its Affiliates, directors, employees and officers (“Licensor Indemnitees”) from and against all third party liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses including death, personal injury, illness or property damage to the extent arising directly or indirectly out of the Company’s use, manufacture, sale, or other disposition of Licensed Products under the terms of this Agreement, to the extent not resulting from any Licensor Indemnitees’ breach of this Agreement, negligence, willful misconduct, or failure to comply with Applicable Laws.

13.2.2
Licensor agrees to defend, indemnify and hold harmless the Company, its Affiliates, directors, employees, and officers (“Company Indemnitees”) from and against all third party liability, demands, damages, including without limitation reasonable legal fees and expenses, and losses (including but not limited to death, personal injury, illness or property damage) to the extent arising directly or indirectly out of (a) any of the Assigned Agreements for any act or omission of Licensor occurring prior to the Effective Date, or any breach of a representation or warranty made by Licensor under such Assigned Agreements (excluding the Exclusive License and Consulting Agreement with Hans-Dietrich Polaschegg, dated as of April 29, 2005), (b) any claim relating to the Licensor’s acquisition of the Patent Rights, Know-how, Technology, and Assigned Agreements from the bankruptcy proceeding for Biolink Corporation, or (c) any claim relating to activities undertaken or performed in connection with the Technology by or on behalf of Biolink Corporation or Licensor prior to the Effective Date.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.2.3	In the event that either party intends to seek indemnification for any claim under Article 13.2.1 or 13.2.2, it shall inform the other party of the claim promptly after receiving notice of the claim.

In the case of a claim for which Licensor seeks indemnification under Article 13.2.1, Licensor shall permit the Company to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by the Company (at the Company’s cost) in the defense of the claim, provided that nothing in this Article 13.2.3 shall permit the Company to make any admission on behalf of Licensor, or to settle any claim or litigation which would impose any financial obligations on Licensor without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed.

In the case of a claim for which the Company seeks indemnification under Article 13.2.2, the Company shall permit Licensor to direct and control the defense of the claim and shall provide such reasonable assistance as is reasonably requested by Licensor (at Licensor’s cost) in the defense of the claim, provided that nothing in this Article 13.2.3 shall permit Licensor to make any admission on behalf of the Company, or to settle any claim or litigation which would impose any financial obligations on the Company without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

13.3	LIMITATION OF LIABILITY

EXCEPT WITH REGARD TO DAMAGES ARISING FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, BREACHES OF ARTICLES 14.3, ARTICLE 15, PAYMENT TO THIRD PARTIES OR ANY DUTY TO INDEMNIFY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES UNDER ARTICLE 13.2.1 OR 13.2.2, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

Article 14 Use of Names and Publication

14.1	Use of Name

Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of Licensor; provided that Company may identify Licensor as the licensor under this Agreement without such consent to actual or potential investors, investment bankers, acquirers, acquisition targets, and strategic partners, and where the use of such names may be required by Applicable Law.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

14.2	No Agency

Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

14.3	Publication

In the event that Licensor or any Affiliate, employee, officer, director, or shareholder thereof desires to publish or disclose, by written, oral or other presentation, any information included in the Patent Rights, Know-how, or any material information related thereto, Licensor shall provide the Company with a copy of the proposed publication, presentation, or disclosure at least sixty (60) days prior to its submission for presentation, publication, or disclosure.  The Company may request that Licensor, no later than sixty (60) days following the receipt of such proposed publication, presentation, or disclosure, (i) delay such presentation, publication or disclosure for up to an additional ninety (90) days in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that Licensor do so, (ii) remove the Company’s Confidential Information from such presentation, publication or disclosure, and/or (iii) make any other reasonable changes to such proposed publication, presentation, or disclosure, as applicable.  Upon receipt of such request, Licensor shall (i) arrange for a delay of such presentation, publication or disclosure until such time as the Company or Licensor have filed, or had filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and Licensor, (ii) remove the Company’s Confidential Information from such presentation, publication or disclosure, and/or (iii) reasonably consider any other reasonable changes proposed by the Company.  If Licensor does not receive any request from the Company to delay such presentation, publication or disclosure, Licensor may submit such material for presentation, publication or other form of disclosure, subject to Licensor’s obligations under Article 15.

Article 15 Confidentiality

15.1	Confidentiality and Non-Use

Any proprietary or confidential information relating to the Technology, Patent Rights, Know-how (including but not limited to patent prosecution documents relating to Patent Rights), reports and records provided under Article 7, and any other reasonably confidential or proprietary information concerning a party’s business or technology disclosed to the other party under this Agreement, including the terms of this Agreement, collectively constitute the “Confidential Information.” Neither party will use or disclose the Confidential Information for any purpose unrelated to the exercise of their rights or fulfillment of their obligations under this Agreement, and will hold it in confidence during the Term and for a period of seven (7) years after the termination or expiration of the Term. Each party shall exercise with respect to the Confidential Information the same degree of care as the party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any Third Party (except to those of its employees, consultants, or agents who are bound by a substantially similar obligation of confidentiality of this Agreement). However, such undertaking of confidentiality shall not apply to any information or data which:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

15.1.1	The receiving party receives without obligation of confidentiality at any time from a third-party lawfully in possession of same and having the right to disclose same;

15.1.2	is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party;

15.1.3	is independently developed by the receiving party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving party by the disclosing party;

15.1.4	is disclosed pursuant to the prior written approval of the disclosing party; or

15.1.5
is required to be disclosed pursuant to Applicable Law or legal process (including, without limitation, to a governmental authority) provided that recipient will (i) give prior written notice of such required disclosure to the other party, to the extent reasonably practicable, (ii) give reasonable assistance to the other party, as requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such Applicable Law or legal process.

15.2	Limited Disclosure by Licensor

Licensor acknowledges and agrees that the Know-how licensed to the Company has value to the Company in being maintained as confidential. Therefore, Licensor shall not disclose the Know-how to any Third Party without the Company’s prior written consent.

15.3	Material Non-Public Information

The Licensor understands that it is the intent of the Company to register its capital stock on a national securities exchange, on the National Association of Securities Dealers, Inc. Automated Quotation System, or the Over The Counter Bulletin Board and accordingly, the Licensor understands that confidential information provided to it by the Company pursuant to the terms of this Agreement may constitute “material non-public information” concerning the Company.

Article 16 Miscellaneous Provisions

16.1	Assignment

This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Any such purported assignment without the written consent of the other party shall be deemed null and void.  Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party (i) to a purchaser, merging, or consolidating corporation, or acquirer of all or substantially all of the other party’s assets or business (or that portion thereof to which this Agreement relates) and/or pursuant to any reorganization of the party or (ii) to an Affiliate of the party.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

16.2	Binding Nature and Inurnment

This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the Effective Date. As of the Effective Date, this Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

16.3	Counterparts; Facsimile

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

16.4	Entire Agreement; Amendment

The parties hereto acknowledge that this Agreement, including the Exhibits, Schedules and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

16.5	Force Majeure

Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses Commercially Reasonable Efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

16.6	Further Assurances

From time to time during the Term, at the request of either party, the other party shall execute and deliver such documents and take such other action as the requesting party may reasonably request to consummate more effectively the transactions contemplated hereby.

16.7	Headings

The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

16.8	Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

16.9	Payments, Notices and Other Communications

Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

In the case of Licensor:

ND Partners LLC
One Joy Street
Boston, MA 02108
Attention:  Anastasios Parafestas

With a copy to:
BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116
Attention:  Thomas B. Rosedale
Tel: 617-399-6935
Fax: 617-399-6930

In the case of the Company:

CorMedix, Inc.
86 Summit Avenue, Suite 301
Summit, NJ 07901
Attn: President
Tel:
Fax:

16.10	Payment of Own Fees and Expenses

Each of the Company and Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

16.11	Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

16.12	Waiver

The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

[Signature page to follow.]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate by proper persons thereunto duly authorized.

ND PARTNERS LLC		CORMEDIX, INC.

By: Spinnaker Capital LLC, its Managing Member

By:	/s/ Anastasios Parafestas	By:	/s/ Bruce Cooper

Name:	Anastasios Parafestas	Name:	Bruce Cooper

Title:	Manager	Title:	CEO

Date:	1/30/08	Date:	1/30/08

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.